Exhibit 2.1

EVEOLUTION VENTURES INC.
Suite 2393 – 595 Burrard Street
Vancouver, B.C. V7X 1K8
Telephone (604) 921-6269

May 6, 2002

Bear Creek Mining Company
8340 N. Thornydale Rd.
#110 PMB 262
Tucson, Arizona, 85741
USA

- and to -

Peru Exploration Venture LLLP
8340 N. Thornydale Rd.
#110 PMB 262
Tucson, Arizona, 85741
USA

- and to -

The shareholders of Bear Creek Mining Company
listed in Schedule A

- and to -

The Limited Partners of Peru Exploration Venture LLLP
listed in Schedule A

Dear Sirs:

Acquisition of Peru Exploration Venture LLLP

We confirm that:

A.	EVEolution Ventures Inc. (“EVE”) is a British Columbia capital pool company listed for trading on the TSX Venture Exchange (the “Exchange”);

B.	Bear Creek Mining Company (“BCMC”) is an Arizona corporation and is the sole General Partner of Peru Exploration Venture LLLP (the “Limited Partnership”);

C.	The Limited Partnership is a limited liability limited partnership organized under the laws of Arizona and has 14 Limited Partners as set out in Schedule A hereto (the “Limited Partners”);

D.	The Limited Partnership, through BCMC and its duly registered Peruvian branch, Bear Creek Sucursal del Peru (the “Branch”), is in the business of acquiring, exploring, developing and selling mineral properties located principally in Peru; and

E.	EVE wishes to purchase all of the issued shares of BCMC and the interests of the Limited Partners in the Limited Partnership (collectively, the “Partnership Securities”) from the holders thereof (the “Acquisition”), which Acquisition will constitute EVE’s “Qualifying Transaction” for the purposes of the applicable policies of the Exchange.

NOW THEREFORE THIS LETTER AGREEMENT WITNESSES that, in consideration of the covenants and agreements herein contained (and other good and valuable consideration), the receipt and sufficiency of which is hereby acknowledged, the parties hereto do covenant and agree each with the other as follows:

1. Acquisition

EVE agrees to purchase the Partnership Securities from the shareholders of BCMC and the Limited Partners (collectively, the “Partnership Securityholders”), and the Partnership Securityholders agree to sell the Partnership Securities to EVE, upon and subject to the terms and conditions of this Letter Agreement.

The Acquisition is currently structured as a purchase and sale of the Partnership Securities; however, it may be amended to be an asset purchase or other form of business combination involving EVE, BCMC and the Limited Partnership if, after considering applicable corporate, taxation, and securities laws, the Partnership Securityholders and EVE agree that a different structure is preferable.

The parties agree to use their best efforts to finalize the appropriate structure for the Acquisition on or before June 15, 2002 unless MK Gold Company exercises its pre-emptive rights referred to in section 3 hereof.

2. Purchase Price

As consideration for the purchase of the Partnership Securities, EVE will allot and issue on the closing of the Acquisition a total of 8,600,000 fully paid and non-assessable common shares in the capital of EVE (collectively, the “Transaction Shares”) to the Partnership Securityholders as set out in Schedule A at a deemed price of US$0.50 per share.

The parties acknowledge that the Transaction Shares may be issued pursuant to exemptions from the prospectus requirements of applicable securities laws and therefore may be subject to restrictions on resale imposed under such laws and the certificates for the Transaction Shares may bear restrictive legends to that effect.

The Transaction Shares received by “Principals” within the meaning of the Exchange’s policies will also be subject to escrow conditions imposed by the Exchange, which may include share transfer restrictions for up to six years, provided that EVE agrees to use its commercially reasonable efforts to ensure that the Exchange does not impose any escrow conditions on the Transaction Shares in excess of three years.

It is the intention of the parties that, in order to allow EVE to create an orderly market for its shares, the shares of EVE now held in escrow (the “Founders Shares”) and the Transaction Shares issued to Principals will all be subject to the same escrow restrictions. However, while the current escrow restrictions attaching to the Founders Shares may be amended to reflect the current Exchange escrow regime, such restrictions may not be increased beyond the existing three year escrow.

3. Non-exercise or waiver of pre-emptive rights

MK Gold Company has been granted certain pre-emptive rights in accordance with section 5.9(f) of the Agreement of Limited Liability Limited Partnership between BCMC and the Limited Partners dated June 22, 2000.

If MK Gold Company fails to exercise its pre-emptive right with respect to the offer of EVE hereunder on or before the date that is 30 days after the day on which BCMC delivers a copy of this Letter Agreement to MK Gold Company or if MK Gold Company delivers a signed waiver of its pre-emptive right to EVE on or before the expiration of said 30 day period, then, upon receipt of a fully signed copy of this Letter Agreement on or before 5:00 p.m. (Vancouver time) on June 15, 2002, this Letter Agreement shall be binding upon EVE, BCMC, the Limited Partnership and the Limited Partners.

If MK Gold Company exercises its pre-emptive right prior to the expiration of the said 30-day period, this Letter Agreement shall terminate and be of no further force or effect.

4. Deposit

Forthwith upon receipt of a fully-signed copy of this Letter Agreement and the waiver referred to in section 3 hereof, EVE shall advance to BCMC:

(a)	C$25,000 as a non-refundable deposit; and

(b)	C$100,000 as a refundable deposit, subject to receipt of security over the assets of BCMC and the Limited Partnership in a form reasonably acceptable to EVE;

provided that BCMC shall not be obligated to repay the refundable deposit in the event that the BCMC Break-Fee becomes payable by EVE under section 24 hereof.

5. Transfer within Escrow

In consideration for the Partnership Securityholders selling the Partnership Securities to EVE, Catherine McLeod-Seltzer, Cheryl Wheeler, Lenora Gates and Melanie McMillan (the “Founders”) agree to transfer, on the closing of the Acquisition, a total of 2,400,000 common shares in the capital of EVE that are currently being held in escrow (the “Escrow Shares”) in accordance with applicable Exchange policies. The Escrow Shares shall be transferred to the Partnership Securityholders as set out in Schedule A.

The obligation of the Founders to effect the transfer within escrow of the Escrow Shares is subject to the closing of the Acquisition and the prior approval of the Exchange.

6. Bridge Financing and Equity Financing

EVE will arrange for bridge financing on behalf of BCMC in an amount of C$250,000, which will be funded prior to the closing of the Acquisition, on terms that will be mutually agreed upon.

At the closing of the Acquisition, EVE shall complete an equity financing (the “Financing”) of 9,000,000 Units to raise a net amount of US$4,500,000 at a price of US$0.50 per Unit. Each Unit shall consist of one common share and one half of one warrant. Each whole warrant shall entitle the holder to purchase an additional common share of EVE at any time within one year from the date of issue of the warrant for a price of US$0.75 per share.

EVE may pay a fee to Haywood Securities Inc. (the “Sponsor”) of up to 7.5% of the gross proceeds of the Financing, in Units, plus brokers warrants entitling the Sponsor to purchase up to an aggregate of 12% of the shares issued under the Financing at any time within one year from the date of issue of the warrants.

Funds raised are to be used substantially in accordance with the use of proceeds mutually agreed upon and as set out in the disclosure document prepared in connection with the offering.

7. Directors, officers and employees

Effective at the closing of the Acquisition, the board of directors of EVE shall consist of six members, being Andy Swarthout, Gerry Van Voorhis, Kevin Morano, David Lowell, Catherine McLeod-Seltzer, and one other BCMC designee. All remaining directors of EVE shall resign as of the closing.

The following persons shall be appointed as officers of EVE in the following positions:

Name	Title

David Lowell	Chairman
Andy Swarthout	President and CEO
Gerry Van Voorhis	Vice President
David De Witt	Secretary

All designees must be acceptable to the Exchange and eligible as directors and officers under the BC Company Act and any other jurisdiction to which EVE may be continued as a result of a corporate reorganization of EVE in connection with the Acquisition.

BCMC agrees as soon as practicable to advise EVE of the name of its designee and to provide EVE with all documentation in respect of all of its designees as may be required by the Exchange and any other regulatory authorities in connection with the completion of, and the regulatory approvals for, the Acquisition.

From and after closing, Andy Swarthout will be employed by EVE as a full time employee responsible for the business previously conducted by the Limited Partnership and will enter into a two year employment agreement with EVE on terms reasonably satisfactory to both parties.

8. Stock options

Effective at the closing of the Acquisition and subject to the approval of the Exchange, options to purchase additional shares of EVE will be granted by the board of directors to the new or continuing directors, officers, consultants and employees upon the completion of the Acquisition.

The Founders will be engaged as consultants to EVE for a term of one year following the closing of the Acquisition to serve on an advisory committee under agreements (the “Consulting Agreements”) to be negotiated by EVE, BCMC and the Founders, acting reasonably, and as full compensation therefor, will be permitted to retain their existing stock options during the term of their respective Consulting Agreements, subject to all necessary regulatory and shareholder approvals.

9. Change of name

Following the Acquisition, EVE shall change its name to “Bear Creek Mining Company Ltd. or Inc.” or such other name as may be agreed upon, subject to regulatory and shareholder approval.

Upon the change of the name of EVE as aforesaid, the parties agree to cause all rights to the name “EVEolution Ventures Inc.” and all derivations thereof together with the rights to its website and related documentation and intellectual property shall be transferred to the Founders for an aggregate purchase price of $1.00.

10. Finders Fee

No finders fees are payable or will be paid by EVE, BCMC or the Limited Partnership to any person in connection with the Acquisition.

11. Valuation

If required by the Exchange, EVE shall obtain a valuation or fairness opinion respecting BCMC and the Limited Partnership in a form acceptable to the Exchange and shall retain the Sponsor to provide a sponsorship report for the purposes of the Exchange’s requirements.

EVE shall be responsible for the fees and costs relating to the valuation or fairness opinion and the Sponsor except that EVE shall not be responsible and BCMC and the Limited Partnership shall be jointly and severally liable to reimburse EVE for any such amounts paid by EVE if the Acquisition is not completed as a result of any Partnership Securityholder failing or refusing to complete the Acquisition without lawful excuse or as may be contemplated.

12. Anti-dilution

Effective as of the closing of the Acquisition and for a period of two years thereafter, the Partnership Securityholders shall have the non-transferable right to participate in any financing undertaken by EVE on a pro rata basis in order to maintain their respective percentage interests in the common shares of EVE as of the closing of the Acquisition.

EVE shall provide each Partnership Securityholder with notice of a financing and each Partnership Securityholder shall have 10 business days from receipt of such notice to give notice to EVE that it wishes to participate in the financing. If EVE does not receive such notice from a Partnership Securityholder within such time frame, the Partnership Securityholder shall not have the right to participate in such financing, but without prejudice to its rights of participation in subsequent financings during the two year period of up to its percentage interests in the common shares of EVE as of the closing of the Acquisition.

13.     Representations respecting BCMC – BCMC represents and warrants to EVE:

(a)	BCMC is duly incorporated under the laws of the state of Arizona, and is in good standing with respect to the filing of annual returns with the Arizona Secretary of State;

(b)	BCMC is authorized to issue 100,000 common shares of which 1,000 common shares are outstanding as at the date hereof, registered in the names of the persons set out in Schedule A;

(c)	other than the shares referred to in paragraph (b), there are no other shares, options, warrants, convertible notes or debentures, agreements, documents, instruments or other writings of any kind whatsoever which constitute a “security” of BCMC (as that term is defined in the British Columbia Securities Act);

(d)	the charter (constating) documents of BCMC have not been altered since the incorporation of BCMC or, if they have been, all such alterations are contained and reflected in the minute book of BCMC;

(e)	all of the material transactions of BCMC have been promptly and properly recorded or filed in, or with the books or records of, BCMC and the minute books of BCMC contain all records of the meetings and proceedings of shareholders and directors of BCMC since its incorporation;

(f)	the only business carried on by BCMC is acting as the General Partner of the Limited Partnership;

(g)	BCMC has good and sufficient right and authority to enter into this Agreement and to carry out its obligations under this Agreement on the terms and conditions set forth herein, and this Agreement is a binding agreement on BCMC, enforceable against it in accordance with its terms and conditions;

(h)	there are no outstanding actions, suits, judgments, investigations or proceedings of any kind whatsoever against or affecting BCMC at law or in equity or before or by any federal, provincial, state, municipal or other governmental department, commission, board, bureau or agency of any kind whatsoever nor are there, to the best of its knowledge, any pending or threatened;

(i)	to the best of its knowledge, BCMC is not in breach of any applicable law, ordinance, statute, regulation, by-law, order or decree of any kind whatsoever;

(j)	the execution and delivery of this Agreement and the performance of the parties’ obligations under this Agreement will not:

(i)	conflict with, or result in the breach or the acceleration of, any indebtedness under, or constitute default under, the charter or constating documents of BCMC, or any indenture, mortgage, agreement, lease, licence or other instrument of any kind whatsoever to which BCMC is a party, or any judgment or order of any kind whatsoever of any court or administrative body of any kind whatsoever; or

(ii)	to the best of its knowledge, result in the violation of any law, ordinance, statute, regulation, by-law, order or decree of any kind;

(k)	BCMC holds all licences and permits that are required for carrying on its business in the manner in which such business has been carried on and in the manner in which such business will need to be carried on in order for both BCMC and the Limited Partnership to meet their obligations under this Agreement;

(l)	BCMC and the Limited Partnership, or either of them, are the registered and beneficial owners of all of the properties and assets (collectively the “Assets”) listed in Schedule B to this Agreement, free and clear of all liens, charges and encumbrances of any kind whatsoever save and except for those specified as “Permitted Encumbrances” in Schedule B of this Agreement; and

(m)	to the best of their knowledge, information and belief, neither BCMC nor its management has withheld from EVE any material information necessary to enable EVE to make an informed assessment and valuation of the business, assets and liabilities of BCMC.

14.     Representations respecting the Limited Partnership - BCMC and the Limited Partnership represent and warrant to EVE:

(a)	the Limited Partnership is duly constituted under the laws of the State of Arizona, and in good standing with respect to the filing of annual returns with the appropriate authorities in the State of Arizona;

(b)	there are 38 Limited Partnership Units issued and outstanding registered in the names of the persons set out in Schedule A;

(c)	other than the Units referred to in paragraph (b), there are no other shares, options, warrants, convertible notes or debentures, agreements, documents, instruments or other writings of any kind whatsoever which constitute a “security” of the Limited Partnership (as that term is defined in the British Columbia Securities Act);

(d)	the charter (constating) documents of the Limited Partnership have not been altered since the creation of the Limited Partnership or, if they have been, all such alterations are contained and reflected in the record book of the Limited Partnership;

(e)	all of the material transactions of the Limited Partnership have been promptly and properly recorded or filed in, or with the books or records of, the Limited Partnership;

(f)	the business carried on by the Limited Partnership is the acquisition, exploration, development, and sale of mineral properties located principally in Peru;

(g)	the Limited Partnership has good and sufficient right and authority to enter into this Agreement and to carry out its obligations under this Agreement on the terms and conditions set forth herein, and this Agreement is a binding agreement on the Limited Partnership, enforceable against it in accordance with its terms and conditions;

(h)	there are no outstanding actions, suits, judgments, investigations or proceedings of any kind whatsoever against or affecting the Limited Partnership at law or in equity or before or by any federal, provincial, state, municipal or other governmental department, commission, board, bureau or agency of any kind whatsoever nor are there, to the best of their knowledge, any pending or threatened;

(i)	to the best of their knowledge, the Limited Partnership is not in breach of any applicable law, ordinance, statute, regulation, by-law, order or decree of any kind whatsoever;

(j)	the execution and delivery of this Agreement and the performance of the parties’ obligations under this Agreement will not:

(i)	conflict with, or result in the breach or the acceleration of, any indebtedness under, or constitute default under, the charter or constating documents of the Limited Partnership, or any indenture, mortgage, agreement, lease, licence or other instrument of any kind whatsoever to which the Limited Partnership is a party, or any judgment or order of any kind whatsoever of any court or administrative body of any kind whatsoever; or

(ii)	to the best of their knowledge, result in the violation of any law, ordinance, statute, regulation, by-law, order or decree of any kind; and

(k)	the Limited Partnership holds all licences and permits that are required for carrying on its business in the manner in which such business has been carried on and in the manner in which such business will need to be carried on in order for both BCMC and the Limited Partnership to meet their obligations under this Agreement.

15. Representations by the Partnership Securityholders

Each of the Partnership Securityholders severally and jointly represents and warrants to EVE as follows:

(a)	the Securityholder legally and beneficially owns the Partnership Securities set out opposite the Securityholder’s name in Schedule A;

(b)	the Securityholder has good and sufficient right to enter into this Letter Agreement and to transfer the Partnership Securities to EVE, free and clear of all encumbrances or adverse interests of any kind whatsoever;

(c)	this Letter Agreement has been duly executed and delivered by the Securityholder;

(d)	to the best of the Securityholder’s knowledge, without having made specific inquiry, there are no undisclosed actions, suits or proceedings, pending or threatened against the Limited Partnership, at law or in equity, or before or by any federal, provincial, municipal or other governmental department, commission, board, bureau or agency, domestic or foreign;

(e)	the Securityholder has good and sufficient right and authority to enter into this Agreement and to carry out the Securityholder’s obligations under this Letter Agreement on the terms and conditions set forth herein, and this Letter Agreement is a binding agreement on the Securityholder, enforceable against the Securityholder in accordance with its terms and conditions;

(f)	to the extent that they might prevent him, her or it from meeting the Securityholder’s obligations under this Agreement, there are no outstanding actions, suits, judgments, investigations or proceedings of any kind whatsoever against or affecting the Securityholder at law or in equity, or before or by any federal, provincial, state, municipal or other government department, commission, board, bureau or agency of any kind whatsoever nor are there, to the best of the Securityholder’s knowledge, any pending or threatened;

(g)	the execution and delivery of this Agreement and the performance of the Securityholder’s obligations under this Agreement will not:

(i)	conflict with, or result in the breach of or the acceleration of any indebtedness under, or constitute default, under any indenture, mortgage, agreement, lease, licence or other instrument of any kind whatsoever to which the Securityholder is a party or by which the Securityholder is bound, or any judgment or order of any kind whatsoever of any court or administrative body of any kind whatsoever by which the Securityholder is bound; or

(ii)	to the best of the Securityholder’s knowledge, result in the violation of any law ordinance, statute, regulation, by-law, order or decree of any kind whatsoever by the Securityholder;

(h)	the Securityholder is acquiring the Transaction Shares for the Securityholder’s own account, with investment intent, and not with a view to distribute or to participate in the distribution of such securities in violation of applicable laws;

(i)	the Securityholder has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of selling their Partnership Securities to EVE in exchange for the Transaction Shares; and

(j)	the Securityholder is a legal resident of the province or state set forth in Schedule A.

16. Representations by EVE

EVE represents and warrants to BCMC and the Partnership Securityholders as follows:

(a)	EVE is duly incorporated under the laws of the province of British Columbia, and is in good standing with respect to the filing of annual returns with the British Columbia Registrar of Companies;

(b)	as of the date hereof, EVE is authorized to issue 50,000,000 Common shares, of which:

(i)	4,000,000 common shares are outstanding; and

(ii)	no outstanding options or other rights or any agreements capable of becoming rights or options to acquire shares except options to purchase 220,000 shares held by directors and officers of EVE, and options to purchase 140,000 shares held by consultants of EVE.

(c)	EVE is a “reporting issuer” within the meaning of the securities laws of British Columbia and Alberta, is not in default of any requirement of any applicable securities laws or rules or policies of the Exchange and neither Exchange or any other regulatory authority having jurisdiction has issued any order preventing or suspending trading of any securities of EVE and EVE is entitled to avail itself of the applicable prospectus exemptions available under applicable securities laws in British Columbia and Alberta in respect of the issuances of shares contemplated in this Letter Agreement;

(d)	the charter (constating) documents of EVE have not been altered since the incorporation of EVE or, if they have been, all such alterations are contained and reflected in the minute book of EVE;

(e)	all of the material transactions of EVE have been promptly and properly recorded or filed in, or with the books or records of, EVE and the minute books of EVE contain all records of the meetings and proceedings of shareholders and directors of EVE since its incorporation;

(f)	EVE has good and sufficient right and authority to enter into this Agreement and to carry out its obligations under this Agreement on the terms and conditions set forth herein, and this Agreement is a binding agreement on EVE, enforceable against it in accordance with its terms and conditions;

(g)	there are no outstanding actions, suits, judgments, investigations or proceedings of any kind whatsoever against or affecting EVE at law or in equity or before or by any federal, provincial, state, municipal or other governmental department, commission, board, bureau or agency of any kind whatsoever nor are there, to the best of its knowledge, any pending or threatened;

(h)	to the best of its knowledge, EVE is not in breach of any applicable law, ordinance, statute, regulation, by-law, order or decree of any kind whatsoever;

(i)	the execution and delivery of this Agreement and the performance of its obligations under this Agreement will not:

(i)	conflict with, or result in the breach or the acceleration of, any indebtedness under, or constitute default under, the charter or constating documents of EVE, or any indenture, mortgage, agreement, lease, licence or other instrument of any kind whatsoever to which EVE is a party or any judgment or order of any kind whatsoever of any court or administrative body of any kind whatsoever; or

(ii)	to the best of its knowledge, result in the violation of any law, ordinance, statute, regulation, by-law, order or decree of any kind;

(j)	EVE holds all licences and permits that are required for carrying on its business in the manner in which such business has been carried on and in the manner in which such business will need to be carried on in order for EVE to meet its obligations under this Agreement;

(k)	EVE is the registered and beneficial owners of all of the properties and assets (collectively the “Assets”) listed in Schedule C to this Agreement, free and clear of all liens, charges and encumbrances of any kind whatsoever save and except for those specified as “Permitted Encumbrances” in Schedule C of this Agreement; and

(l)	to the best of their knowledge, information and belief, neither EVE nor its management has withheld from BCMC any material information necessary to enable BCMC to make an informed assessment and valuation of the business, assets and liabilities of EVE.

17. Securities Exchange Agreement

The parties shall proceed diligently and in good faith to complete all transactions contemplated in this Letter Agreement as soon as practicable.

The parties will negotiate and settle the terms of a definitive agreement (the “Securities Exchange Agreement”), acting reasonably, for the Acquisition and the other transactions contemplated herein for execution within 15 days after the date that the final structure of the Acquisition is agreed upon. Upon execution, the Securities Exchange Agreement will supercede this Letter Agreement.

The Securities Exchange Agreement will contain terms and conditions as set out in this Letter Agreement and such other terms, conditions, covenants, representations and warranties and indemnities, not inconsistent with this Letter Agreement as are normal for transactions of the nature of the Acquisition.

18. Conditions precedent

The parties’ obligations to complete the transactions contemplated in this Letter Agreement are subject to satisfaction of the following conditions and such other conditions as may be included in the Securities Exchange Agreement on or before October 31, 2002 or such other date as the parties may mutually agree upon (the “Closing Date”):

(a)	all parties shall have executed the Securities Exchange Agreement, personally or through their duly authorized attorneys;

(b)	all necessary approvals of Exchange and all other regulatory authorities and third parties to transactions contemplated hereby shall have been obtained;

(c)	all necessary approvals of the respective directors, shareholders, and Limited Partners of EVE, BCMC, and the Limited Partnership, as the case may be, shall have been obtained;

(d)	EVE shall be in a position to close the Financing concurrently with the closing of the Acquisition;

(e)	the non-exercise or waiver as provided in section 3 above of the right of first refusal granted by the Limited Partnership to MK Gold Company shall have been obtained;

(f)	Andy Swarthout shall have entered into a two year employment agreement with EVE on terms reasonably satisfactory to both parties;

(g)	EVE and the Founders shall have entered into the Consulting Agreements;

(h)	the representations and warranties set out herein and the Securities Exchange Agreement shall be true as of the Closing Date as if made on that date;

(i)	no adverse material change shall have occurred in the business, affairs, financial condition or operations of EVE, BCMC or the Limited Partnership after the date hereof;

(j)	BCMC and EVE being satisfied with the results of their respective due diligence reviews in connection with the transactions contemplated hereby; and

(k)	the parties having performed all covenants and conditions set out in the Securities Exchange Agreement on or before the Closing Date.

In the event that the conditions are not satisfied prior to the Closing Date, or any earlier date contemplated therein, this Letter Agreement shall terminate and be of no further force or effect. Forthwith following termination, the parties shall return all confidential information and shall have no further obligations to any other parties other than those, which have accrued up to the date of termination.

19. Due diligence

Each of EVE, BCMC and the Limited Partnership shall provide to the other such information as to their respective financial condition, business, properties, title, assets and affairs (including any material contracts) as may reasonably be requested by the other party.

20. Disclosure respecting BCMC and the Limited Partnership

BCMC acknowledges that EVE is a “capital pool company” as defined in Policy 2.4 of the Exchange (the “CPC Policy”) and that the Acquisition and the Financing shall constitute EVE’s “Qualifying Transaction” as defined in the CPC Policy.

Prior to the completion of the Qualifying Transaction, EVE must submit for review to the Exchange an information circular, which must contain full, true and plain disclosure of all material facts relating to particular matters to be acted upon by its shareholders, including the Acquisition. EVE will be required to include in its information circular prospectus-level disclosure relating to BCMC and the Limited Partnership, which may include audited financial statements for the past two years.

BCMC agrees to deliver to EVE such disclosure and to certify to the British Columbia Securities Commission, the Exchange, EVE and the shareholders of EVE that the disclosure in EVE’s information circular with respect of BCMC constitutes full, true and plain disclosure.

21. Ordinary course

Until the closing of the Acquisition or the earlier termination hereof, the Limited Partnership and EVE agree that they will not, without the prior written consent of the other party, enter into any contract in respect of its business or assets, other than in the ordinary course of business, and each party shall continue to carry on its business and maintain its assets in the ordinary course of business, with the exception of reasonable costs incurred in connection with the Acquisition and the Financing, and, without limitation, but subject to the above exceptions, shall maintain payables and other liabilities at levels consistent with past practice, shall not engage in any extraordinary material transactions and shall make no distributions, dividends or special bonuses, shall not repay any partners or shareholders’ loans, or enter into or renegotiate any employment or consulting agreement with any senior officer, in each case without the prior written consent of the other.

22. Standstill Agreement

From the date of the acceptance of this Letter Agreement until closing of the Acquisition or the earlier termination hereof, the Limited Partnership, BCMC and EVE will not, directly or indirectly, solicit, initiate, assist, facilitate, promote or encourage proposals or offers from, entertain or enter into discussions of negotiations with or provide information relating to the securities, business, operations, affairs or financial condition of the Limited Partnership, BCMC or EVE to any persons in connection with the acquisition or distribution of any securities of the Limited Partnership, BCMC or EVE, or any amalgamation, merger consolidation, arrangement, restructuring, refinancing, sale of any material assets or part thereof, unless such action, matter or transaction is part of the transactions contemplated in this Letter Agreement or is satisfactory to, and is approved in writing in advance by the other parties hereto or is necessary to carry on the normal course of business.

23. EVE Break Fee

The parties agree and acknowledge that a payment of an amount equal to all of EVE’s out-of-pocket expenses and costs incurred in connection with the Acquisition (the “EVE Out-of-Pocket Expenses”) together with an amount equal to 10% of the purchase price (the “10% Amount”) receivable or received by BCMC or the Partnership Securityholders in respect of the Non-EVE Transaction (as hereinafter defined) (the EVE Out-of-Pocket Expenses and the 10% Amount are hereinafter collectively called the “EVE Break Fee”) represents a reasonable estimate of the expenses and costs incurred by EVE in connection with the Acquisition including, without limitation, amounts paid or payable to financial advisors and their legal counsel, auditors, legal counsel, printers, transfer agent and other arm’s length third parties that perform services on behalf of EVE in connection with the negotiation of the Letter Agreement, the Securities Exchange Agreement and the Acquisition, the due diligence review conducted by EVE in connection with the Acquisition, all other management and consulting services provided to BCMC, fees relating to financing for the Acquisition, the preparation and mailing of the disclosure and other documents, other steps to implement the Acquisition and the Financing and the costs including any and all opportunities lost by EVE as a result of entering into the standstill arrangements hereunder.

In the event of the successful completion by December 31, 2003 of a transaction (the “Non-EVE Transaction”) not involving EVE and involving the Partnership Securities and/or all or substantially all of the assets of BCMC to which EVE is not a party (other than an exercise by MK Gold Company of its right of first refusal), the announcement or effect of which transaction (i) precludes EVE completing the Acquisition or (ii) makes it highly imprudent for EVE to proceed with the Acquisition, BCMC shall pay the EVE Break Fee to EVE as full reimbursement to EVE for any and all expenses paid or required to be paid by EVE or other costs incurred by EVE in connection with the Letter Agreement and the transactions contemplated hereby. On the completion of the Non-EVE Transaction, BCMC agrees to pay to EVE the EVE Out-of-Pocket Expenses in cash based on a statement of the EVE Out-of Pocket Expenses provided to BCMC by EVE and to cause the 10% Amount to be paid in the same form of consideration as is paid or payable to BCMC or the Partnership Securityholders pursuant to the Non-EVE Transaction.

24. BCMC Break Fee

EVE agrees to pay to BCMC an amount (the “BCMC Break Fee”) equal to all of BCMC’s out-of-pocket expenses and costs incurred in connection with the Acquisition including, without limitation, amounts paid or payable to financial advisors and their legal counsel, auditors, legal counsel, and other arm’s length third parties that perform services on behalf of BCMC in connection with the negotiation of the Letter Agreement, the Securities Exchange Agreement and the Acquisition and the due diligence review conducted by BCMC in connection with the Acquisition, in the event that the closing of the Acquisition does not occur as a result of a breach of this Letter Agreement by EVE.

25. Public disclosure

No disclosure or announcement, public or otherwise, in respect of this Letter Agreement or the transactions contemplated herein will be made by either party without the prior written agreement of the other party as to timing, content and method, providing that the obligations herein will not prevent either party from making, after consultation with the other party, such disclosure as its counsel advises is required by applicable laws or the rules and policies of the Exchange.

Unless and until the transactions contemplated in this Letter Agreement will have been contemplated, except with the prior written consent of the other party, each of the parties and its respective employees, officers, directors, shareholders, agents, advisors and other representatives will hold all information received from the other party in strictest confidence, except such information and documents available to the public or as are required to be disclosed by applicable law.

All such information in written form and documents will be returned to the party originally delivering them in the event that the transactions provided for in this Letter Agreement are not completed.

26. Power of Attorney

Each of the undersigned Partnership Securityholders hereby irrevocably nominates, constitutes and appoints Andy Swarthout and Gerald D. Van Voorhis, or either of them, with full power of substitution, as the undersigned’s agent and true and lawful attorney to act on behalf of the undersigned, with full power and authority in the name, place and stead of the undersigned to negotiate and settle (on such terms, not materially inconsistent with this Letter Agreement, as Swarthout sees fit), execute, under seal or otherwise, and deliver, when, as and where required, any instruments, deeds, agreements, documents or share certificates which may be required to satisfy the undersigned’s obligations under this Letter Agreement and to complete the Acquisition, including, without limitation, the Securities Exchange Agreement between EVE, BCMC and the Partnership Securityholders and any amendments thereto.

The power of attorney granted herein is an irrevocable power coupled with an interest and it shall survive the death, disability, mental infirmity, or bankruptcy of the undersigned and extends to the heirs, executors and administrators and other legal representatives and successors and assigns of the undersigned.

The undersigned agrees to be bound by any representation and actions made or taken in good faith by Swarthout pursuant to this power of attorney in accordance with the terms hereof and hereby waives any and all defenses which may be available to the undersigned to contest, negate or disaffirm the action of Swarthout taken in good faith under this power of attorney. Swarthout shall not be liable for any act done or omitted hereunder as attorney for the undersigned.

27. General

This Letter Agreement may be executed in counterparts and by facsimile.

Time is of the essence herein.

All of the parties hereto shall, from time to time, at the request of any other party, do such further acts and execute and deliver all such further documents, agreements and instruments as shall be reasonably required in order to fully perform and carry out the terms, conditions and intent of this Letter Agreement.

Except as otherwise specifically set forth herein, each party will bear its own expenses in connection with the contemplated transactions.

This Letter Agreement constitutes the entire Letter Agreement between the parties hereto in respect of the matters referred to herein and there are no representations, warranties, covenants or agreements, expressed or implied, collateral hereto other than as expressly set forth or referred to herein.

No alteration, amendment, modification or interpretation of this Letter Agreement or any provision of this Letter Agreement shall be valid and binding upon the parties hereto unless such alteration, amendment, modification or interpretation is in written form executed by all of the parties to this Letter Agreement.

This Letter Agreement may not be assigned by any party hereto without the prior written consent of all of the parties hereto.

This Letter Agreement shall be subject to, governed by, and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein, and the parties hereby attorn to the jurisdiction of the Courts of British Columbia.

If any one or more of the provisions contained in this Letter Agreement should be invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of such provision or provisions will not in any way be affected or impaired thereby in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby, unless in either case as a result of such determination this Letter Agreement would fail in its essential purpose.

All references to currency are references to Canadian dollars unless otherwise indicated.

The parties intend that this Letter Agreement will be binding upon them until terminated or superceded by the Securities Exchange Agreement referred to herein.

Any notice to be given hereunder to BCMC, the Limited Partnership or EVE shall be deemed to be validly given if delivered, or if sent by facsimile:

if to BCMC, the Limited Partnership or the Partnership Securityholders listed in Schedule A:

Bear Creek Mining Company 8340 N. Thornydale Rd. #110 PMB 262 Tucson, Arizona, 85741 USA Fax No: (520) 575-0766

Attn: Andy Swarthout, President

If to EVE:

Suite 2393 – 595 Burrard Street Vancouver, B.C. V7X 1K8 Fax No: (604) 689-1978

Attention: Catherine McLeod-Seltzer

and any such notice delivered on a business day in accordance with the foregoing shall be deemed to have been received on the date of delivery or facsimile transmission.

Please indicate your acceptance of the foregoing terms by signing below and returning a fully signed letter to us prior to 5:00 p.m. (Vancouver time) on June 15, 2002.

This Letter Agreement is intended to be binding on all persons who sign it and fax their signature page to EVE, provided that this Letter Agreement shall terminate and be of no further force or effect if it has not been signed by all parties by 5:00 p.m. (Vancouver time) on June 15, 2002.

Yours truly,

EVEOLUTION VENTURES INC.

By:	“Cheryl Wheeler”

President and/or Director

“Cheryl Wheeler”

Cheryl Wheeler

“C. McLeod-Seltzer”

Catherine McLeod-Seltzer

“M. McMillan”

Melanie McMillan

“L. Gates”

Lenora Gates

AGREED AND ACCEPTED this 6th day of May, 2002.

BEAR CREEK MINING COMPANY

By:	“Gerald D Van Voorhis”

Gerald D. Van Voorhis Vice President

PERU EXPLORATION VENTURE LLLP

By:	“Gerald D Van Voorhis”

Gerald D. Van Voorhis Director

“William Dowd”

William Dowd

“William Edwards”

William L. Edwards

“R.G. Fanelli”

R.G. Fanelli

“Richard J. Kogan”

Richard Jay Kogan

LOWELL FAMILY LIMITED PARTNERSHIP

By:	“J. David Lowell”

J. David Lowell General Partner

“J. David Lowell”

J. David Lowell

“Francis McAllister”

Francis R. McAllister

“Kevin Morano”

Kevin Morano

MK GOLD COMPANY

By:	“G.F. Joklik”

G.F. Joklik Chief Executive Officer

“Keith Lloyd” “Marjorie Lloyd”

Keith Lloyd Marjorie Lloyd

“Richard de J. Osborne”

Richard de J. Osborne

“W.L. Paul”

William L. Paul III

“C.F. Schultz”

Christopher F. Schultz

“C.B. Smith”

Charles B. Smith

“J. Wood”

James Wood

Schedule A

Summary of Securities Transactions

		Number of	Number of
Partnership Securityholder	Shares	Transaction Shares	Transfer Shares

Shareholders of BCMC:

Andrew T. Swarthout	260	321,976	156,000

Gerald D. Van Voorhis	260	321,979	156,000

Kevin P. Morano	200	247,676	120,000

Lowell Family Trust	140	173,373	84,000

David F. Volkert	140	173,373	84,000

Total	1,000	1,238,377	600,000

Limited Partners:	Units

William Dowd 1101 Wychwood Road Westfield, NJ 07090	1	193,727	47,368

William L. Edwards Palo Alto Investors 470 University Avenue Palo Alto, CA 94301	2	387,454	94,737

R.G. Fanelli 37 Sylvan Road Madison, CT 06443	1	193,727	47,368

Richard Jay Kogan 83 Stewart Road Short Hills, NJ 07078	1	193,727	47,368

Lowell Family Limited Partnership J. David Lowell, General Partner 789 Av. Beatriz Rio Rico, AZ 85648	2	387,454	94,740

		Number of	Number of
Partnership Securityholder	Shares	Transaction Shares	Transfer Shares

Francis R. McAllister 722 Turtle Back Road., #1B Mesquite, NV 89027	2	387,454	94,737

Kevin Morano 10 Woodmere Way Pennington, NJ 08535	2	387,454	94,737

MK Gold Company Donald L. Babinchak Eagle Gate Tower 60 East South Temple, #2100 Salt Lake City, UT 84111	20	3,874,537	947,368

Keith & Marjorie Lloyd Sark View House; 29 Sausmarez Street St. Peter Port, Guernsey GY1 2PU Channel Islands	1	193,727	47,368

Richard deJ. Osborne 40 East 94th Street, Apt 18D New York, NY 10128	1	193,727	47,368

William L. Paul III 750 Cooper Sandy Cove Akoharetta, GA 30004	1	193,727	47,368

Christopher F. Schultz 298 Prospect Place Brooklyn, NY 11238-3901	1	193,727	47,368

Charles B. Smith 7350 E. Sierra Morena Cir. Mesa, AZ 85207	2	387,454	94,737

James Wood 116 East Saddle River Rd. Saddle River, NJ 07458	1	193,727	47,368

Total	38	7,361,623	1,800,000

Grand Total		8,600,000	2,400,000

Schedule B

Assets of BCMC and the Limited Partnership

List of properties and assets

Mining claims:

CODIGO	CLAIM NAME	DATE ACQUIRED	# HECTARES	BCMC CLAIM	N° SHEET	OPTION AGREEMENT	Project

01-01543-00	OSO	4-Jul-2000	800	X	29-p
01-01547-00	OSO 1	4-Jul-2000	1,000	X	29-p
01-01546-00	OSO 2	4-Jul-2000	1,000	X	29-p
01-01544-00	OSO 3	4-Jul-2000	700	X	29-p
01-01545-00	OSO 4	4-Jul-2000	800	X	29-p
01-01594-00	OSO 5	11-Jul-2000	900	X	29-p / 29q
01-01573-00	OSO 10	4-Jul-2000	1,000	X	30-s
01-01575-00	OSO 11	4-Jul-2000	900	X	30-s
01-01574-00	OSO 12	4-Jul-2000	800	X	30-s
01-01572-00	OSO 13	4-Jun-2000	800	X	30-s
01-00088-02	OSO 14	9-Jan-2002	200	X	26-o
01-01140-01	Puchero	31-Oct-2001	600		36-x	X	Ataspaca
01-01139-01	Brisa 1	2-Nov-2001	600		36-x	X	Ataspaca
01-03058-94	Santa Rosa 94 de Ispacas	14-Mar-2002	200		32-p	X	Santa Rosa
01-09272-95	Santa Rosa II 95 de Ispacas	14-Mar-2002	700		32-p	X	Santa Rosa
01-09273-95	Santa Rosa III 95 de Ispacas	14-Mar-2002	100		32-p	X	Santa Rosa
01-02439-99	Carola JCE	17-Jan-2002	200		30-n	X	Lomo de camello
01-00157-01	Paraiso Minero IX	17-Jan-2002	100		29-n	X	Lomo de camello
01-00344-01	Paraiso Minero XII	17-Jan-2002	300		30-n	X	Lomo de camello
01-00210-01	Paraiso Minero X	17-Jan-2002	100		29-n	X	Lomo de camello
01-00026-01	Aurora Lucia	17-Jan-2001	600	X	26-s		Aurora
01-00027-01	Aurora Lucia 1	17-Jan-2001	600	X	26-s		Aurora
01-00149-01	Aurora Lucia 2	12-Mar-2001	200	X	26-s		Aurora
01-00716-01	Aurora Lucia 3	11-Jul-2001	100	X	26-s		Aurora

Explanation of terms for properties under option agreement:

Ataspaca Project — Puchero and Brisa 1 mineral claims are held under a joint venture agreement between Southwest Resources and Bear Creek Mining Co., Sucursal del Peru (BCMC) wherein BCMC earns a 50% interest upon expending $50,000 in exploration. Subsequent exploration is carried out under a JV agreement, with BCMC as manager, with standard dilution clauses.

Santa Rosa Project — Santa Rosa 94 de Ispacas, Santa Rosa II 95 de Ispacas, and Santa Rosa III 95 de Ispacas mineral claims are held under an option to purchase agreement between BCMC and the owner, Felipe Vera. The terms for the purchase of a 100% undivided interest are as follows:

Date	Amount of Payment

Sept. 14, 2002	$65,000	US
Mar. 14, 2003	90,000
Mar. 14, 2004	175,000
Mar. 14, 2005	250,000
Mar. 14, 2006	320,000

TOTAL	$900,000

Lomo del Camello Project — Carola JCE, Paraiso Minero IX, Paraiso Minero XII and Paraiso Minero X mineral claims are held under an option to purchase agreement between BCMC and the owner, Paraiso SMRL, under the following terms:

Year	Paraiso

On signing	30,000
6 months	40,000
Year 1	100,000
Year 2	200,000
Year 3	240,000

TOTAL	610,000

Miscellaneous Assets of Bear Creek Mining Co. and Bear Creek Mining Co. Sucursal del Peru:

Two (2) year 2000 Toyota HiLux 4 X 4 trucks

One (1) HP Vectra PC

One (1) HP LaserJet printer

One (1) Xerox copy machine

Various standard office furniture

Various field equipment, including three (3) GPS units

Permitted Encumbrances

Nil

Schedule C

Assets of EVE

List of properties and assets

Bank balance of C$306,987.78

Goods & Services Tax credit of approximately C$6,000 (will be received when acquisition is completed)

Permitted Encumbrances

Nil